Exhibit 99.1

Investor Contact:	Nancy Christal Senior Vice President Investor Relations (914) 722-4704	Media Contact:	Eileen H. Boone Senior Vice President Corporate Communications & Community Relations (401) 770-4561

FOR IMMEDIATE RELEASE

CVS Caremark Corporation Announces Cash Tender Offer
for its 6.302% Enhanced Capital Advantaged Preferred Securities
(CUSIP NO. 126650 BK 5)

WOONSOCKET, RI, November 29, 2011 – CVS Caremark Corporation (NYSE:CVS) announced today that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its $1,000,000,000 outstanding 6.302% Enhanced Capital Advantaged Preferred Securities (the “Notes”). The purpose of the Tender Offer is to refinance a portion of CVS Caremark’s outstanding indebtedness.

Notes validly tendered at or prior to 5:00 p.m., New York City time, on December 7, 2011 (such date and time, as it may be extended, the “Expiration Date”) will be eligible to receive the applicable Total Consideration (as defined in the Offer to Purchase).  CVS Caremark will make a cash payment to each holder of the Notes of Total Consideration of $1,000 per $1,000 in principal amount of the Notes validly tendered on or prior to the Expiration Date, as more fully described in the Offer to Purchase dated November 29, 2011 (the “Offer to Purchase”) and related Letter of Transmittal.

In addition to the Total Consideration, Holders of Notes accepted for purchase will receive accrued and unpaid interest on those Notes from the last interest payment date with respect to the Notes to, but not including, the Settlement Date (as defined in the Offer to Purchase).

The Tender Offer is conditioned upon certain conditions described in the Offer to Purchase.  CVS Caremark expressly reserves the right, in its sole discretion, subject to applicable law, to terminate the Tender Offer at any time prior to the Expiration Date.  The Tender Offer is not conditioned on any minimum principal amount of Notes being tendered.

The Notes were issued on May 25, 2007.  From May 25, 2007 to but excluding June 1, 2012, or earlier redemption date, the Notes will bear interest at the annual rate of 6.302%, payable semi-annually in arrears on June 1 and December 1 of each year beginning on December 1, 2007.  From and including June 1, 2012, the Notes will bear interest at an annual rate equal to three-month LIBOR plus 2.065% payable quarterly on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2012.

CVS Caremark has retained Barclays Capital Inc. and Deutsche Bank Securities Inc. to act as Dealer Managers for the Tender Offer.  D.F. King & Co., Inc. has been retained to act as the depository and information agent for the Tender Offer.  For additional information regarding the terms of the Tender Offer, please contact the Dealer Managers at Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect) and Deutsche Bank Securities Inc. at (855) 287-1922 (toll-free) or (212) 250-7527 (collect).  Requests for documents and questions regarding the tendering of Notes may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers only) or (800) 949-2583 (for all others toll-free).

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, the Notes. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. The Tender Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal made available to holders of the Notes. None of CVS Caremark, the Dealer Managers, the Depositary, the Information Agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the Tender Offer.  Holders are urged to evaluate carefully all information in the Offer to Purchase and the related Letter of Transmittal, consult their own investment and tax advisers and make their own decisions whether to tender Notes, and, if so, the principal amount of Notes to tender.

About the Company:

CVS Caremark is the largest pharmacy health care provider in the United States with integrated offerings across the entire spectrum of pharmacy care. We are uniquely positioned to engage plan members in behaviors that improve their health and to lower overall health care costs for health plans, plan sponsors and their members. CVS Caremark is a market leader in mail order pharmacy, retail pharmacy, specialty pharmacy, and retail clinics, and is a leading provider of Medicare Part D Prescription Drug Plans. As one of the country's largest pharmacy benefits managers (PBMs), we provide access to a network of approximately 65,000 pharmacies, including more than 7,300 CVS/pharmacy® stores that provide unparalleled service and capabilities. Our clinical offerings include our signature Pharmacy Advisor™ program as well as innovative generic step therapy and genetic benefit management programs that promote more cost effective and healthier behaviors and improve health care outcomes. General information about CVS Caremark is available through the Company's website at http://info.cvscaremark.com.

Forward-looking Statements:

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2010 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q.